Exhibit 21.1

LIST OF SUBSIDIARIES

Entity (1)	Jurisdiction of Incorporation
BHR Partners, LLC	Delaware
BHR, Inc. (2)	Delaware
BHR BT, Inc.	Delaware
BHR Business Trust (2)	Maryland
Behringer Harvard Operating Partnership I LP(3)	Texas

(1) Does not include subsidiaries of Behringer Harvard Operating Partnership I LP, which holds our investment assets.

(2) BHR BT, Inc. owns 100% of the interests of BHR Business Trust.

(3) As of December 31, 2011, BHR, Inc. was the sole general partner and owner of 17 general partnership units in Behringer Harvard Operating Partnership I LP, our operating partnership.  As of December 31, 2011, BHR Business Trust was a limited partner and owner of approximately 261.6 million partnership units in Behringer Harvard Operating Partnership I LP.  As of December 31, 2011, BHR Partners, LLC was a limited partner and owner of approximately 35.7 million partnership units in Behringer Harvard Operating Partnership I LP.  Noncontrolling interest not owned by us consists of 432,586 partnership units in Behringer Harvard Operating Partnership I LP.